SECURITY AGREEMENT

This Security Agreement (“Agreement”) is made and entered into as of June 18, 2018, by and between PARALLAX HEALTH SCIENCES, INC., a Nevada corporation with its principal place of business located at 1327 Ocean Avenue Suite B, Santa Monica CA 90401 (the “Debtor”), and _______________________________________________________ with an address at ______________________________________ and the other purchasers, if any, identified on the signature pages to the Purchase Agreement (each, including its successors and assigns, a “Secured Party” and collectively the “Secured Parties”).

WHEREAS, in connection with the Secured Parties investment in the Debtor, the parties have executed a Note and Purchase Agreement (the “Purchase Agreement”) and the Debtor has executed and delivered to the Secured Parties a Senior Secured Convertible Note (the “Note”); and

WHEREAS, in order secure the payment of the Notes, promptly when due, and the Company’s obligations under the Transaction Documents (defined below), the Debtor has agreed to grant the Secured Parties a pari passu first priority security interest in all assets of the Company, all on the terms hereinafter set forth;

NOW, THEREFORE, the parties hereby agree as follows:

1.Security; Enforcement; Application of Proceeds.

(a)To secure payment and performance of all of the Debtor’s obligations under the Notes (and any additional Notes which may be executed by the Debtor and delivered to the Secured Parties pursuant to the Purchase Agreement after the date hereof (“Additional Notes”), the Purchase Agreement, this Agreement, the Warrant Agreement, Registration Rights Agreement and any other obligations in connection therewith or herewith (collectively, the “Transaction Documents”), the Debtor hereby transfers, assigns and pledges to the Secured Parties and grants the Secured Parties a pari passu continuing first priority security interest in and to all personal property of the Company subordinate to a UCC-1 filed by Shala Melamed, wherever located and whether now owned or hereafter acquired, including, without limitation, the following:

(i)all inventory, including all goods, merchandise, raw materials, goods and work in process, finished goods, and other tangible personal property now owned or hereafter acquired and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in the Company’s business (all hereinafter called the “Inventory”);

(ii)all accounts, contracts, contract rights, notes, bills, drafts, acceptances, general intangibles (including without limitation registered and unregistered trade names, copyrights, customer lists, goodwill, computer programs, computer records, computer software, computer data, trade secrets, trademarks, patents, ledger sheets, files, records, data processing records relating to any accounts and all tax refunds of every kind and nature to which the Company is now or hereafter may become entitled to, no matter how arising), instruments, documents, chattel paper (whether tangible or electronic), deposit accounts, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities, security entitlements, security accounts, investment property, supporting obligations, choses in action, commercial tort claims, and all other debts, obligations and liabilities in whatever form, owing to the Company from any person or entity, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to the Company, for goods sold by it or for services rendered by it, or however otherwise same may have been established or created, all guarantees and securities therefor, all right, title and interest of the Company in the merchandise or services which gave rise thereto, including the rights of reclamation and stoppage in transit, all rights to replevy goods, and all rights of an unpaid seller of merchandise or services (all hereinafter called the “Receivables”);

(iii)all machinery, equipment, fixtures and other goods whether now owned or hereafter acquired by the Company and wherever located, all replacements and substitutions therefor or accessions thereto and all proceeds thereof (all hereinafter called the “Equipment”);

(iv)all intellectual property of the Company, including, but not limited to, all copyrights, patents, trademarks, service marks, trade secrets, models and associated goodwill (all hereinafter called the “Intellectual Property”); and

(v)all proceeds and products of all of the foregoing in any form, including, without limitation, all proceeds of credit, fire or other insurance, and also including, without limitation, rents and profits resulting from the temporary use of any of the foregoing (which, with Inventory, Receivables and Equipment are all hereinafter called “Collateral”);

(b)Upon the occurrence of an Event of Default (as defined in the Note), at the request of the Secured Parties, the Debtor will deliver and endorse or cause to be delivered and endorsed to or in accordance with the instructions of the Secured Parties any of the Collateral.

(c)Upon the occurrence of an Event of Default (as defined in the Note), the Secured Parties may take any action it deems advisable with respect to the Collateral, including, without limitation: directing account debtors to make payment directly to the Secured Parties; commencing, prosecuting and defending, as the case may be, any proceeding to collect or protect any of the Collateral; or any other proceeding with respect to any of the Collateral. At any such sale the Secured Parties may be the purchaser. The Secured Parties will give the Debtor at least ten (10) days’ notice of any such sale.

(d)The receipts and other proceeds from any of the Collateral will be applied as follows: first, to the satisfaction of all obligations of the Debtor to the Secured Parties under the Notes, any Additional Notes, and this Agreement in such order as the Secured Parties determines; and then, any balance to the Debtor.

2.Debtor’s Representations and Warranties. The Debtor hereby makes the following representations and warranties for the benefit of the Secured Parties:

(a)the Debtor has the legal power and authority to execute, deliver and carry out the terms of this Agreement and the other Transaction Documents, and this Agreement and the other Transaction Documents constitute the legally binding obligations of the Debtor, enforceable against the Debtor in accordance with their respective terms.

(b)other than Shala Melamed, there are no claims, security interests, encumbrances, liens, options, rights or other privileges outstanding with respect to any of the Collateral, and the Secured Party’s security interest granted hereunder shall be a first priority security interest in the Collateral.

3.Affirmative Covenants of Debtor.

(a)The Debtor will immediately notify the Secured Parties of any change in the Company’s name or legal form, or in the location of any office where the Company’s books and records are kept.

(b)The Debtor will take or cause to be taken such action and execute and deliver or cause to be executed and delivered such other documents as the Secured Parties may reasonably request in connection with this Agreement and any of the Collateral to perfect and maintain the perfection of the Secured Parties’ security interest in any of the Collateral, including, without limitation, delivering any Collateral to the Secured Parties and executing and filing financing and other statements under the Uniform Commercial Code in effect in any jurisdiction.  Debtor agrees to execute and promptly deliver to the Secured Parties any financing statements reasonably requested by the Secured Parties for filing.

4.Negative Covenants of Debtor. The Debtor will not, without the prior written consent of the Secured Parties: (a) make or permit any material change in the nature of any business in which the Company is engaged as of the date hereof; (b) make or permit any change in the Company’s state of formation or domicile; (c) cause or permit the Company to merge or consolidate with any entity, enter into any transaction which would effect a change of control, or liquidate or dissolve; (d) with the exception to other note holders of this offering up to $450,000, sell, pledge, transfer, assign, encumber or grant a security interest senior to the Secured Parties interest in any of the Collateral; or (e) take any other action or suffer to permit any other condition which would or could constitute an Event of Default under the Note.

5.Expenses. The Debtor will reimburse the Secured Parties for, or at the request of the Secured Parties pay directly, expenses (including reasonable legal fees and expenses and court costs) incurred by the Secured Party in connection with (i) enforcing, preserving and defending any rights and any security interest under this Agreement, the Note or any other Transaction Document, (ii) protecting and collecting any of the Collateral, and (iii) any proceeding respecting any of the foregoing.

6.Governing Law. This Agreement shall be exclusively governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

7.Waiver. No failure to exercise and no delay on the part of the Secured Parties in exercising any right, power or privilege hereunder or granted to Secured Parties by law will operate as a waiver thereof; and any single or partial exercise of any right, power or privilege shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Waiver by the Secured Parties of any right or other matter may only be made by an instrument in writing signed by the Secured Parties.

8.Rights and Remedies. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law or by any other agreement.  The Secured Parties will not be required to resort to or pursue any of its rights or remedies under or with respect to any other agreement or with respect to any other collateral, guarantee or other security before pursuing any of its rights or remedies under this Agreement. The Secured Parties may pursue its rights and remedies in such order as the Secured Parties determines, and the exercise by the Secured Parties of any right or remedy will not preclude the Secured Parties from exercising any other right or remedy.

9.Notices.  Any notice, request or other communication required or permitted hereunder shall be given in accordance with the notice provisions contained in Section 5.3 of the Purchase Agreement.

10.Amendment. This Agreement may not be amended or terminated except by an instrument in writing signed by the Debtor and the Secured Parties.

11.Section Headings. All heading used herein are used for convenience only and shall not be used to construe or interpret this Agreement.

12.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  An executed signature page transmitted electronically (i.e. by email or facsimile) shall be sufficient to bind the party who executed such signature page.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Debtor has executed this Agreement as of the day and year first above written.

DEBTOR:PARALLAX HEALTH SCIENCES, INC.

By:________________________________

Paul R. Arena, CEO